EXHIBIT 10.44

FIRST AMENDMENT
TO THE
ABITIBIBOWATER 2010 CANADIAN
DB SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, Resolute Forest Products Inc. (formerly named AbitibiBowater Inc.) (the “Company”) adopted and established the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan (the “Plan”) effective December 9, 2010, as may be amended from time to time;
WHEREAS, Section 6.1 of the Plan reserves to the Plan Administrator of the Plan the right to amend the Plan at any time and from time to time;
WHEREAS, Section 2.23 of the Plan provides that the Plan Administrator of the Plan is the Human Resources and Compensation/Nominating and Governance Committee until such authority has been delegated; and
WHEREAS, the Plan Administrator hereby amends the Plan to (1) update the Plan, including the name, to reflect the corporate name change to “Resolute Forest Products” and (2) eliminate the age requirement for receipt of an unreduced early retirement benefit in the event of an involuntary termination from employment to remove an inequity for those participants who were involuntarily terminated after age 55.
NOW THEREFORE, BE IT RESOLVED, that the Plan is amended in the following respects:
1.Section 2.7 of the Plan is amended as follows effective as of May 23, 2012:
“2.7    “Company” means Resolute Forest Products Inc., a Delaware corporation, or any successor corporation thereto. The Company may also mean a predecessor corporation thereto where the context so requires.”
2.    Section 2.16 of the Plan is amended effective as of May 23, 2012 as follows:
“2.16    “Employer” means Resolute FP Canada Inc. and each other entity affiliated with the Company that is a participating employer under the Plan, and their successors.”
3.    Section 2.22 of the Plan is amended as follows:
“2.22    “Plan” means Resolute Forest Products 2010 Canadian DB Supplemental Executive Retirement Plan.”
4.    Effective as of May 23, 2012, all references to “AbitibiBowater” in Section 4.13 are replaced with “Resolute Forest Products”.
5.    Effective as of October 24, 2011, the first paragraph of Section 4.9(b) of the Plan is amended to read as follows:

“4.9    Termination of Employment.
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(b)	Involuntary Termination after Two Years of Continuous or Credited Service.
A Participant who has completed at least 2 years of Continuous or Credited Service and ceases to be employed by the Employer as a result of the termination of his employment initiated by the Employer for any reason other than for cause, shall be entitled to receive a deferred Retirement Benefit the amount of which shall be determined as provided hereunder.”
6.    Effective as of May 23, 2012, in Section 7.2, all references to “AbitibiBowater” are replaced with “Resolute Forest Products” and all references to “AbiBow Canada Inc.”, are replaced with “Resolute FP Canda Inc.”.
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IN WITNESS WHEREOF, the undersigned officers of Resolute Forest Products Inc. and Resolute FP Canada Inc. have executed this document pursuant to the authority granted to them by the Board of Directors of Resolute Forest Products Inc. and Resolute FP Canada Inc.

RESOLUTE FOREST PRODUCTS INC.	RESOLUTE FP CANADA INC.

By:             By:
Name:    Jo-Ann Longworth    Name:     Jo-Ann Longworth
Title:    Senior Vice President and     Title:    Senior Vice President and
Chief Financial Officer        Chief Financial Officer
Date:    February 14, 2014                Date:    February 14, 2014

By:             By:
Name:    Pierre Laberge    Name:     Pierre Laberge
Title:    Senior Vice President,    Title:    Senior Vice President,
Human Resources        Human Resources
Date:    February 14, 2014    Date:    February 14, 2014

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